[HOENIG LOGO]
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NEWS RELEASE
                                       For:              Hoenig Group Inc.
                                                         4 International Drive
                                                         Rye Brook, NY 10573
                                       Company
                                       Contact:          Fredric P. Sapirstein
                                                         (914) 935-9000

HOENIG GROUP INC. INCURS A $7.1 MILLION LOSS FROM UNAUTHORIZED
TRADING IN UNITED KINGDOM BROKERAGE SUBSIDIARY

RYE BROOK, N.Y., May 9, 2002 - The Company announced today that a former employee of the Company's United Kingdom subsidiary, Hoenig & Company Limited ("Limited"), engaged in unauthorized trading in foreign securities while employed by Limited, in violation of Limited's policies and procedures. Limited incurred a pre-tax loss of approximately $7.1 million from the unauthorized trading which took place beginning in mid-April 2002. Notwithstanding the loss, Limited is in compliance with all regulatory capital requirements. At March 31, 2002, the Company had cash, U.S. government obligations, net accounts receivables and other investments of $59.1 million.

The Company has reported the matter to the authorities and is in the process of conducting an internal investigation. It also is exploring various options to mitigate the loss, including litigation and filing a claim under the Company's insurance policies.

The Company has notified Investment Technology Group, Inc. ("ITG") of the unauthorized trading and the loss, and ITG is reviewing the matter. On February 28, 2002, the Company announced that it had entered into an agreement under which ITG will acquire the Company.

For over thirty years, Hoenig Group Inc. has provided high quality trade execution, independent research and premier client service to professional money managers and alternative investment funds throughout the world. Hoenig Group Inc. operates through its brokerage subsidiaries in the United States, United Kingdom, and Hong Kong. Additional information about Hoenig Group Inc. is available at www.hoeniggroup.com.

This press release contains forward-looking statements that relate to future plans, events and performance. These forward-looking statements involve risks and uncertainties, including the risk that conditions to the closing of the ITG transaction described herein will not be satisfied and the sale will not be completed. These risks and uncertainties are in addition to those set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward-looking statements reflect the Company's current views with respect to future events. Actual events and results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.

Please note that the Company will be filing a definitive proxy statement with the Securities and Exchange Commission (SEC). The definitive proxy statement will be sent to the Company's stockholders seeking their approval of the proposed ITG transaction. STOCKHOLDERS OF HOENIG GROUP INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Once filed, the proxy statement and other information filed by Hoenig Group may be obtained free of charge on the Internet at the SEC website at www.sec.gov. In addition, documents filed with the SEC by Hoenig Group will be available free of charge from the Company's Investor Relations Department, obtainable by addressing a request to: Hoenig Group Inc., 4 International Drive, Rye Brook, New York 10573, Attention: Investor Relations. Requests may also be made by telephone at (914) 935-9000.

The Company and its directors may be deemed to be participants in the solicitation of proxies from Hoenig Group stockholders in favor of the ITG transaction. These directors include Fredric P. Sapirstein, Alan B. Herzog, Max H. Levine, Robert Spiegel, Kathryn L. Hoenig, Martin F.C. Emmett and Robert L. Cooney. Collectively, as of April 25, 2002, the directors of Hoenig Group may be deemed to beneficially own approximately 46.9 % of the outstanding shares of the Company's common stock. Stockholders of Hoenig Group Inc. may obtain additional information regarding the interests of participants by reading the definitive proxy statement when it becomes available.